SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                          FORM 8-K
                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934

        Date of Report (date of earliest event reported):
                         March 27, 2002

                       XEROX CORPORATION
      (Exact name of registrant as specified in its charter)

 New York              1-4471                16-0468020
 (State or other       (Commission File      (IRS Employer
 jurisdiction of       Number)               Identification
 incorporation)                              No.)

                     800 Long Ridge Road
                       P. O. Box 1600
              Stamford, Connecticut  06904-1600
      (Address of principal executive offices)(Zip Code)

      Registrant's telephone number, including area code:
                       (203) 968-3000

                       Not Applicable
 (Former name or former address, if changed since last report)


























Item 5.  Other Events.

Registrant announced today that it has made further progress in transitioning equipment financing to third parties and has received $557 million in additional financing from GE Capital. Designed to significantly restructure its balance sheet through the reduction of debt, Registrant's vendor financing strategy also ensures that customers continue to quickly and easily obtain the Xerox equipment they need through flexible financing arrangements.

In the past month, Registrant has taken the following steps to move forward this key element of its turnaround strategy:

-- Received $266 million of financing from GE Capital, secured by portions of Registrant's lease receivables in the United States. This securitization is in addition to the approximately $1.2 billion of U.S. financing received last year from GE Capital.
The $266 million amortizes over a period that extends into 2005.

-- Received $291 million of financing from GE Capital, secured by portions of Registrant's lease receivables in Canada. This arrangement too amortizes over a period that extends into 2005.

-- Completed an agreement with Banco Itau, S.A to become the primary source of equipment financing for Xerox customers in Brazil. It is expected that beginning April 1, Banco Itau, S.A will provide the equipment financing for all new activations.

-- Completed an agreement with CIT Group affiliates in Mexico to become the primary source of equipment financing for Xerox customers in Mexico beginning in the second quarter of this year.

-- Activated the previously announced joint venture with De Lage Landen to manage equipment financing, billing and collections for the financing of Xerox equipment in the Netherlands. DLL owns 51 percent of the joint venture and provides the funding to support all new customer leases. Registrant owns the remaining 49 percent.

-- Secured a preliminary agreement to transfer Registrant's equipment financing operations in Italy to a financing partner for $230 million. In addition to purchasing Registrant's existing lease portfolio in Italy, the partner will also provide ongoing, exclusive equipment financing for new activations. Pending final regulatory approval, this agreement is expected to be complete in April at which time more details will be disclosed.

With the recent receipt of this funding from GE Capital, Registrant's worldwide cash balance has increased to approximately $4.8 billion.
_____________________________________________________________________________

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.
                                         XEROX CORPORATION

                                         /s/ MARTIN S. WAGNER
                                         ----------------------------
                                         By: MARTIN S. WAGNER
                                             Assistant Secretary

Date: March 27, 2002